Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
WOUND MANAGEMENT TECHNOLOGIES, INC.

Pursuant to Section 3.053 of the Texas Business Organizations Code (the “TBOC”), Wound Management Technologies, Inc., a corporation formed and existing under the laws of the state of Texas (the “Corporation”), does hereby certify:

1.	The filing number issued to the Corporation by the Secretary of State of the State of Texas is 800036706, and its original date of formation is December 14, 2001.

2.	The Articles of Incorporation in effect on the date hereof are hereby amended by replacing ARTICLE FOUR in its entirety as follows:

ARTICLE FOUR

           The aggregate number of shares of capital stock that the corporation will have authority to issue is two hundred fifty-five million (255,000,000), two hundred fifty million (250,000,000) of which will be shares of Common Stock having a par value of $.001 per share, and five million (5,000,000) of which will be shares of preferred stock having a par value of $10 per share.

Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix, by resolution or resolutions providing for the issuance of such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

3.	The amendment has been approved in the manner required by the TBOC and the governing documents of the Corporation.

4.	The amendment shall be effective upon filing this Certificate of Amendment with the Secretary of State of Texas.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

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SIGNED AND DATED this 20th day of February, 2014.

WOUND MANAGEMENT TECHNOLOGIES, INC.

By:	/s/ Darren Stine
Darren Stine
Chief Financial Officer